Exhibit 99.1

Gap Inc. Reports First Quarter Fiscal 2025 Results

Net sales increased 2% versus last year with comparable sales up 2%

9th consecutive quarter of market share gains

Operating margin of 7.5% improved 140 basis points versus last year

Cash, cash equivalents and short-term investments of $2.2 billion up 28% versus last year

SAN FRANCISCO – May 29, 2025 – Gap Inc. (NYSE: GAP), the largest specialty apparel company in the U.S. with a portfolio of brands including Old Navy, Gap, Banana Republic, and Athleta, today reported financial results for its first quarter ended May 3, 2025.

“Gap Inc. delivered strong first quarter results, exceeding financial expectations and gaining market share for the 9th consecutive quarter,” said President and Chief Executive Officer, Richard Dickson. “We had positive comp sales for the 5th consecutive quarter, with our two largest brands, Gap and Old Navy, winning in the marketplace, demonstrating the power of our brand reinvigoration playbook. The rigor we’ve embedded across the organization continued to serve us well, driving gross margin and operating margin expansion in the quarter. These results are yet another proof point that our strategy is working. In this highly dynamic environment, we are optimistic yet realistic and remain focused on controlling the controllables as we build our company for long term growth.”

First Quarter Fiscal 2025 – Financial Results

•Net sales of $3.5 billion were up 2% compared to last year. Comparable sales were up 2% year-over-year.
•Store sales were flat compared to last year. The company ended the quarter with about 3,500 store locations in over 35 countries, of which 2,496 were company operated.
•Online sales increased 6% compared to last year and represented 39% of total net sales.
•Gross margin of 41.8% increased 60 basis points versus last year.
◦Merchandise margin was flat versus last year.
◦Rent, occupancy, and depreciation (ROD) as a percent of sales leveraged 60 basis points versus last year.
•Operating expense was $1.2 billion.
•Operating income was $260 million; operating margin of 7.5%.
•The effective tax rate was 26.6%.
•Net income of $193 million; diluted earnings per share of $0.51.

Balance Sheet and Cash Flow Highlights

•Ended the quarter with cash, cash equivalents and short-term investments of $2.2 billion, an increase of 28% from the prior year.
•Net cash from operating activities was negative $140 million primarily due to seasonality. Free cash flow, defined as net cash from operating activities less purchases of property and equipment, was negative $223 million
•Ending inventory of $2.1 billion was up 7% compared to last year primarily resulting from earlier timing of receipts.
•Capital expenditures were $83 million.
•Distributed $131 million of cash to shareholders in the form of dividends and share repurchases during the first quarter of fiscal 2025 inclusive of:
◦A first quarter dividend of $0.165 per share, totaling $61 million; and
◦4 million shares repurchased for $70 million, ending the first quarter of fiscal 2025 with 374 million shares outstanding.
•The Company’s Board of Directors approved a second quarter fiscal 2025 dividend of $0.165 per share.

Additional information regarding free cash flow, which is a non-GAAP financial measure, is provided at the end of this press release along with a reconciliation of this measure from the most directly comparable GAAP financial measure for the applicable period.

First Quarter Fiscal 2025 – Global Brand Results

Comparable Sales

	First Quarter
	2025	2024
Old Navy	3%	3%
Gap	5%	3%
Banana Republic	—%	1%
Athleta	(8)%	5%
Gap Inc.	2%	3%

Old Navy:
•First quarter net sales of $2.0 billion were up 3% compared to last year. Comparable sales were up 3% marking the 9th consecutive quarter of market share gains for the brand. Old Navy's continued momentum underscores the brand's growing relevance with customers and continued rigor of execution.

Gap:
•First quarter net sales of $724 million were up 5% compared to last year. Comparable sales were up 5%. Gap continued to execute the brand reinvigoration playbook with clarity and consistency, achieving positive comparable sales for the 6th consecutive quarter and market share gains for the 8th consecutive quarter. The brand is resonating with customers and gaining relevance.

Banana Republic:
•First quarter net sales of $428 million were down 3% compared to last year. Comparable sales were flat. Banana Republic remains focused on re-establishing the brand and improving the fundamentals with early proof points emerging that are encouraging.

Athleta:
•First quarter net sales of $308 million were down 6% compared to last year. Comparable sales were down 8%. Work is being done to reset the brand and improve product and marketing which will take time.

Fiscal 2025 Outlook

The below fiscal 2025 outlook does not reflect the potential effect of tariffs, which are currently 30% on most imports from China and 10% on most imports from other countries. If these tariff rates remain, they could result in a gross estimated incremental cost of approximately $250 million to $300 million. The company currently has strategies to mitigate more than half of that amount. After considering these mitigation strategies, the company estimates a remaining net impact of about $100 million to $150 million to fiscal 2025 operating income, primarily weighted to the back half of the year. There is minimal impact expected to the second quarter fiscal 2025 gross margin outlook below.

Full Year Fiscal 2025

	FY 2025 Outlook	FY 2024 Results
Net sales	1% to 2% growth	$15.1 billion
Operating income	8% to 10% growth [1]	$1.1 billion
Net interest income	Approximately $15 million	$25 million
Effective tax rate	Approximately 26%	26%
Capital expenditures	Approximately $600 million	$447 million
Net store closures [2]	Approximately 35	56

1 Represents expected full year fiscal 2025 underlying operating income growth which excludes an estimated $100 million to $150 million of potential net impact resulting from current tariffs as noted above.
2 Refers to company-operated stores.

Second Quarter Fiscal 2025

Second Quarter Fiscal 2025 Outlook
Net sales	Approximately flat year-over-year
Gross margin	Similar to Q1'25 gross margin
Operating expense (% of net sales)	Leverage slightly year-over-year

Webcast and Conference Call Information
Whitney Notaro, Head of Investor Relations at Gap Inc., will host a conference call to review the company’s first quarter fiscal 2025 results beginning at approximately 2:00 p.m. Pacific Time today. Ms. Notaro will be joined by President and Chief Executive Officer, Richard Dickson and Chief Financial Officer, Katrina O’Connell.

A live webcast of the conference call and accompanying materials will be available online at investors.gapinc.com. A replay of the webcast will be available at the same location.

Non-GAAP Disclosure
This press release and related conference call include financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP) and are therefore referred to as non-GAAP financial measures. The non-GAAP measures described below are intended to provide investors with additional useful information about the company’s financial performance, to enhance the overall understanding of its past performance and future prospects, and to allow for greater transparency with respect to important metrics used by management for financial and operating decision-making. The company presents these non-GAAP financial measures to assist investors in seeing its financial performance from management's view and because it believes they provide an additional tool for investors to use in computing the company's core financial performance over multiple periods with other companies in its industry. Additional information regarding the intended use of non-GAAP measures included in this press release and related conference call is provided in the tables to this press release.

The non-GAAP measures included in this press release and related conference call are free cash flow, expected full year fiscal 2025 underlying gross margin expansion, and expected full year fiscal 2025 underlying operating income growth. These non-GAAP measures exclude the impact of certain items. A reconciliation of free cash flow from the most directly comparable GAAP measure is set forth in the tables to this press release. Also note that reconciliations of expected full year fiscal 2025 underlying gross margin expansion and expected full year fiscal 2025 underlying operating income growth, which exclude the estimated net impact of current tariffs, to the corresponding GAAP measures are not provided, in reliance on the exception provided under Item 10(e)(1)(i)(B) of Regulation S-K, because comparable GAAP measures are not reasonably accessible or reliable due to the inherent difficulty in forecasting and quantifying measures that would be necessary for such reconciliations. Namely, we are not able to reliably predict the impact of potential increased tariffs, retaliatory actions, and/or the impact of related mitigation strategies on our full year fiscal 2025 gross margin expansion or full year fiscal 2025 operating income growth. In addition, we believe such reconciliations would imply a degree of precision and certainty that could be confusing to investors. The variability of those items may be material and could have a significant and unpredictable impact on our future GAAP results.

The non-GAAP measures used by the company should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP and may not be the same as similarly titled measures used by other companies due to possible differences in method and in items or events being adjusted. The company urges investors to review the reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures included in the tables to this press release below, and not to rely on any single financial measure to evaluate its business. The non-GAAP financial measures used by the company have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles.

Forward-Looking Statements
This press release and related conference call and accompanying materials contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following: executing our strategy and our strategic intent; controlling the controllables; driving continuous improvement; pursuing exciting opportunities; operating and building the company for long term growth; our fiscal 2025 expected year-end sourcing from China and other countries; our expected sourcing of American grown cotton in fiscal 2026; reestablishing Banana Republic; resetting Athleta and the expected timeline to do so; enhancing and elevating the customer experience at Old Navy; Old Navy’s new flagship store location; rolling out an enhanced denim experience at Gap stores; Gap’s positioning to continue its momentum; Banana Republic’s focus on design and merchandising to cultivate broader appeal; expectations for Athleta’s fiscal 2025 performance; investing in design talent at Athleta; investments to power growth, including inventory management, digital product creation, artificial intelligence, and e-commerce; our company culture; navigating the currently complex and dynamic macro environment; building a high performing company; driving long-term shareholder value creation; the earnings power of our business; our capital deployment framework; having the financial flexibility to execute with confidence; expected fiscal 2025 net sales growth; expected fiscal 2025 operating income growth; the currently expected impact of tariffs and related mitigation strategies to fiscal 2025 operating income; disciplined inventory management; our dividends and share repurchases; expected macro dynamics in fiscal 2025; our brands’ expected performance in fiscal 2025; expected fiscal 2025 gross margin expansion; expected fiscal 2025 ROD; expected fiscal 2025 merchandise margin; expected fiscal 2025 SG&A/operating expense; expected cost savings in fiscal 2025 through better operations; reinvesting cost savings into future growth initiatives and to offset inflation; continuing to evaluate levers to achieve further tariff mitigation; reassessing and refining our approach to mitigating tariffs; our inventory purchasing practices; expected fiscal 2025 capital expenditures; expected second quarter fiscal 2025 net sales; expected second quarter fiscal 2025 gross margin; expected second quarter fiscal 2025 SG&A/operating expense; the currently expected impact of tariffs to second quarter fiscal 2025 gross margin;

expected fiscal 2025 net interest income; expected fiscal 2025 effective tax rate; and expected fiscal 2025 net store closures.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following risks, any of which could have an adverse effect on our business, financial condition, results of operations, or reputation: the overall global economic and geopolitical environment, uncertainties related to government fiscal, monetary, and tax policies, and consumer spending patterns; recent changes in U.S. trade policy and tariffs, and the risk of potential future changes or worsening trade tensions between the United States and other countries; the risk that trade matters, including tariffs on goods imported from our sourcing countries, could increase the cost or reduce the supply of apparel available to us; the risk that our enterprise risk management efforts will not be successful in mitigating the negative impact of tariffs; the highly competitive nature of our business in the United States and internationally; the risk that we or our franchisees may be unsuccessful in gauging apparel trends and changing consumer preferences or responding with sufficient lead time; the risk that we fail to maintain, enhance and protect our brand image and reputation; the risk that we do not successfully implement our marketing efforts, or that our talent partnerships expose us to reputational or other risks; the risk that we may be unable to manage our inventory and fulfillment operations effectively and the resulting impact on our sales and results of operations; the risk of loss or theft of assets, including inventory shortage; the risks to our business, including our costs and global supply chain, associated with global sourcing and manufacturing; the risks of U.S. or foreign labor strikes, work stoppages, boycotts, port congestion, and other disruptions to our sourcing operations; the risks to our reputation or operations associated with importing merchandise from foreign countries, including failure of our vendors to adhere to our Code of Vendor Conduct; the risk that we fail to manage key executive succession and retention and to continue to attract qualified personnel; the risk that we or our franchisees may be unsuccessful in identifying, negotiating, and securing new store locations and renewing, modifying, or terminating leases for existing store locations effectively; the risk that our franchisees and licensees could impair the value of our brands; the risk that our efforts to expand internationally may not be successful; the risk that our investments in customer, digital, omni-channel, and other strategic initiatives may not deliver the results we anticipate; engaging in or seeking to engage in strategic transactions that are subject to various risks and uncertainties; the risk of information security breaches or vulnerabilities that may result in increased costs, violations of law, significant legal and financial exposure, and a loss of confidence in our security measures; the risk that failures of, or updates or changes to, our digital and information technology systems, including our continued integration of data science and artificial intelligence, may disrupt our operations; the risk that our technology systems that support our e-commerce platform may not be effective or function properly; reductions in income and cash flow from our credit card programs; the risk of foreign currency exchange rate fluctuations; the risk that our comparable sales and margins may experience fluctuations or that we may fail to meet financial market expectations; the risk that our level of indebtedness may impact our ability to operate and expand our business; the risk that we and our subsidiaries may be unable to meet our obligations under our indebtedness agreements; the risk that covenants in our indebtedness agreements may restrict or limit our business; the risk that changes in our credit profile or deterioration in market conditions may limit our access to the capital markets; evolving regulations and expectations with respect to environmental, social, and governance matters, and increased scrutiny of diversity, equity, and inclusion initiatives; the adverse impacts of climate change on our business; natural disasters, public health crises, political crises, negative global climate patterns, or other catastrophic events; our failure to comply with applicable laws and regulations and changes in the regulatory or administrative landscape; the risk that we will not be successful in defending various proceedings, lawsuits, disputes, and claims; the risk that the assumptions and estimates used when preparing our financial information, including estimates and assumptions regarding inventory valuation, income taxes and valuation allowances, sales return and bad debt allowances, deferred revenue, and the impairment of long-lived assets, are inaccurate or may change, and the resulting impact on our results of operations; the risk that changes in the geographic mix and level of income or losses, the expected or actual outcome of audits, changes in deferred tax valuation allowances, and new legislation could impact our effective tax rate, or that we may be required to pay amounts in excess of established tax liabilities; the risk that the adoption of new accounting pronouncements will impact future results; and the risk that additional information may arise during our close process or as a result of subsequent events that would require us to make adjustments to our financial information.

Additional information regarding factors that could cause results to differ can be found in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 18, 2025, as well as our subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of May 29, 2025. We assume no obligation to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc., a house of iconic brands, is the largest specialty apparel company in America. Its Old Navy, Gap, Banana Republic, and Athleta brands offer clothing, accessories, and lifestyle products for men, women and children. Since 1969, Gap Inc. has created products and experiences that shape culture, while doing right by employees, communities and the planet. Gap Inc. products are available worldwide through company-operated stores, franchise stores, and e-commerce sites. Fiscal year 2024 net sales were $15.1 billion. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Whitney Notaro
Investor_relations@gap.com

Media Relations Contact:
Megan Foote
Press@gap.com

The Gap, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

($ in millions)	May 3, 2025	May 4, 2024
ASSETS
Current assets:
Cash and cash equivalents	$1,976	$1,532
Short-term investments	244	199
Merchandise inventory	2,097	1,952
Other current assets	567	514
Total current assets	4,884	4,197
Property and equipment, net of accumulated depreciation	2,470	2,528
Operating lease assets	3,267	3,207
Other long-term assets	944	976
Total assets	$11,565	$10,908

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,292	$1,196
Accrued expenses and other current liabilities	841	942
Current portion of operating lease liabilities	633	624
Income taxes payable	88	44
Total current liabilities	2,854	2,806
Long-term liabilities:
Long-term debt	1,490	1,489
Long-term operating lease liabilities	3,363	3,387
Other long-term liabilities	537	519
Total long-term liabilities	5,390	5,395
Total stockholders’ equity	3,321	2,707
Total liabilities and stockholders’ equity	$11,565	$10,908

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	13 Weeks Ended
($ and shares in millions except per share amounts)	May 3, 2025	May 4, 2024
Net sales	$3,463	$3,388
Cost of goods sold and occupancy expenses	2,015	1,991
Gross profit	1,448	1,397
Operating expenses	1,188	1,192
Operating income	260	205
Interest, net	(3)	(3)
Income before income taxes	263	208
Income tax expense	70	50
Net income	$193	$158
Weighted-average number of shares - basic	375	374
Weighted-average number of shares - diluted	382	383
Earnings per share - basic	$0.51	$0.42
Earnings per share - diluted	$0.51	$0.41

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	13 Weeks Ended
($ in millions)	May 3, 2025 (a)	May 4, 2024 (a)
Cash flows from operating activities:
Net income	$193	$158
Depreciation and amortization	121	124
Change in merchandise inventory	(18)	38
Change in accrued expenses and other current liabilities	(271)	(158)
Other, net	(165)	(132)
Net cash provided by (used for) operating activities	(140)	30

Cash flows from investing activities:
Purchases of property and equipment	(83)	(93)
Purchases of short-term investments	(78)	(201)
Proceeds from sales and maturities of short-term investments	88	3
Net cash used for investing activities	(73)	(291)

Cash flows from financing activities:
Proceeds from issuances under share-based compensation plans	6	10
Withholding tax payments related to vesting of stock units	(28)	(31)
Repurchases of common stock	(70)	—
Cash dividends paid	(61)	(56)
Net cash used for financing activities	(153)	(77)

Effect of foreign exchange rate fluctuations on cash, cash equivalents, and restricted cash	5	(2)
Net decrease in cash, cash equivalents, and restricted cash	(361)	(340)
Cash, cash equivalents, and restricted cash at beginning of period	2,365	1,901
Cash, cash equivalents, and restricted cash at end of period	$2,004	$1,561
__________
(a) For the thirteen weeks ended May 3, 2025 and May 4, 2024, total cash, cash equivalents, and restricted cash includes $28 million and $29 million, respectively, of restricted cash recorded within other long-term assets on the Condensed Consolidated Balance Sheets.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

FREE CASH FLOW

Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures. We require regular capital expenditures including technology improvements as well as building and maintaining our stores and distribution centers. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.

	13 Weeks Ended
($ in millions)	May 3, 2025	May 4, 2024
Net cash provided by (used for) operating activities	$(140)	$30
Less: Purchases of property and equipment	(83)	(93)
Free cash flow	$(223)	$(63)

The Gap, Inc.
NET SALES RESULTS
UNAUDITED

The following table details the Company’s first quarter fiscal year 2025 and 2024 net sales (unaudited):

($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Athleta Global	Other (2)	Total
13 Weeks Ended May 3, 2025
U.S. (1)	$1,826	$545	$373	$299	$22	$3,065
Canada	140	61	35	8	—	244
Other regions	15	118	20	1	—	154
Total	$1,981	$724	$428	$308	$22	$3,463

($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Athleta Global	Other (2)	Total
13 Weeks Ended May 4, 2024
U.S. (1)	$1,761	$513	$383	$318	$14	$2,989
Canada	146	66	36	10	—	258
Other regions	9	110	21	1	—	141
Total	$1,916	$689	$440	$329	$14	$3,388
__________
(1) U.S. includes the United States and Puerto Rico.
(2) Primarily consists of net sales from revenue-generating strategic initiatives.

The Gap, Inc.
REAL ESTATE

Store count, net openings/closings, and square footage for our company-operated stores are as follows:

	February 1, 2025	13 Weeks Ended May 3, 2025	May 3, 2025
	Number of Store Locations	Net Number of Stores Opened/(Closed)	Number of Store Locations	Square Footage (in millions)

Old Navy North America	1,249	(3)	1,246	19.7
Gap North America	453	—	453	4.8
Gap Asia	122	2	124	1.1
Banana Republic North America	380	(8)	372	3.1
Banana Republic Asia	42	(1)	41	0.1
Athleta North America	260	—	260	1.1
Company-operated stores total	2,506	(10)	2,496	29.9
__________
As of May 3, 2025, the Company's franchise partners operated approximately 1,000 franchise stores.